Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

WPT Enterprises, Inc.

Los Angeles, California

We consent to the incorporation by reference in this registration statement of WPT Enterprises, Inc. of our report dated March 4, 2009, on the consolidated financial statements of WPT Enterprises, Inc. as of December 28, 2008 and December 30, 2007 and for each of the three years ended December 28, 2008, December 30, 2007 and December 31, 2006, which report is included in WPT Enterprises, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada
November 3, 2009